UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	October 2, 2017
Contact: Nelli Madden 732-577-9997

UMH PROPERTIES, INC. DECLARES COMMON AND PREFERRED DIVIDENDS

FREEHOLD, NJ, October 2, 2017…...........On October 2, 2017, the Board of Directors of UMH Properties, Inc. (NYSE:UMH) declared its quarterly cash dividend on the Company’s Common Stock of $0.18 per share payable December 15, 2017, to shareholders of record at the close of business on November 15, 2017. The Company’s annual dividend rate on its Common Stock is $0.72 per share.

Also, on October 2, 2017, the Board of Directors declared a quarterly dividend of $0.50 per share for the period from September 1, 2017 through November 30, 2017, on the Company’s 8.0% Series B Cumulative Redeemable Preferred Stock payable December 15, 2017, to shareholders of record at the close of business on November 15, 2017. Series B preferred share dividends are cumulative and payable quarterly at an annual rate of $2.00 per share.

In addition, on October 2, 2017, the Board of Directors declared a quarterly dividend of $0.421875 for the period from September 1, 2017 through November 30, 2017, on the Company’s 6.75% Series C Cumulative Redeemable Preferred Stock payable December 15, 2017, to shareholders of record at the close of business on November 15, 2017. Series C preferred share dividends are cumulative and payable quarterly at an annual rate of $1.6875 per share.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 107 manufactured home communities containing approximately 19,400 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Michigan and Maryland. In addition, the Company owns a portfolio of REIT securities.

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A NYSE Company: Symbol - UMH

since 1968